Exhibit 10.27

American Electric Technologies, Inc.

Salary Plan

Name of Participant:

The Board of Directors at its meeting approved the following salary plan for you for:

Base Salary	= $
Bonus Salary	= $
Total Expected Salary	= $
Restricted Stock Units		shares (performance variable)

The calculation of your bonus is $             multiplied by performance against goals and the weight of each goal. Your goals and weighting are:

GOAL	WEIGHT
AETI EBT	%
M&I EBT(excl. intl)%
Meeting Corporate Goals	%
Balance Sheet Metrics	%
Safety	%
Non Quantifiable Objectives	%

All income calculations are based on internal 12/31/xx income statements excluding significant non- recurring gains or losses (at management’s discretion). Income items must meet a minimum 75% attainment. Financial goals are capped at 150%.

Payments will be made no later than 3/15/xx, and participant must be on the payroll at that time to be eligible.

Participant	President and CEO